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Exhibit 10.54

THE BOSTON SCIENTIFIC CORPORATION
EXECUTIVE RETIREMENT PLAN

Section 1—Objective

        The specific intention of The Boston Scientific Corporation Executive Retirement Plan (hereinafter the "Plan") is to provide a consistent formula and system of supplemental retirement payments to members of the Executive Committee and/or Division Presidents of The Boston Scientific Corporation (hereinafter "BSC") upon their Retirement from active employment.

Section 2—Participants

        Participants in the Plan are limited to employees of BSC who are actively serving on the Executive Committee and/or as a Division President immediately preceding Retirement.

Section 3—Retirement

        A Participant is considered to have Retired for the purposes of this Plan if his or her employment with BSC terminates after the sum of his or her age and number of his or her Years of Service exceeds 65; provided that he or she has attained at least age 55 and has completed at least five (5) continuous Years of Service at such time. No retirement benefit hereunder is payable upon any termination of employment under other circumstances, and no retirement benefit hereunder is payable upon any termination of employment of a Participant by BSC for Cause. For purposes of this Plan, "Cause" shall mean: (a) conduct by a Participant constituting a material act of misconduct in connection with the performance of his or her duties; (b) criminal or civil conviction of a Participant, a plea of nolo contendere by a Participant or conduct by a Participant that would reasonably be expected to result in material injury to the reputation of BSC if he or she were retained in his or her position with BSC; or (c) non-performance by a Participant of his or her duties (other than by reason of a Participant's physical or mental illness, incapacity or disability) which has continued for more than thirty (30) days following written notice of such non-performance.

Section 4—Years of Service

        A Participant's Years of Service will be calculated from his or her date of hire through his or her last day worked. Partially completed Years of Service will be pro-rated based on calendar days, and calculated to the second decimal point. A date of hire that originated at a predecessor or acquired company of BSC that has been accepted by BSC during the Participant's employment as part of any "Bridge-of-Service" or related policy, will count as employment for calculating the Participant's total Years of Service at BSC.

        Prior service to BSC by a Participant under a non-employee consulting or similar arrangement, as well as future service under any contract, will not be included in the determination of Years of Service.

        If a Participant is on long-term disability status immediately prior to Retirement, his or her Years of Service will be calculated to the last day on regular BSC payroll under the terms of BSC's short-term disability plan.

        Vacation accrued, but not taken, at the time of Retirement will not be included in the Years of Service calculation.

Section 5—Amount of Benefit

        Subject to execution of a separation agreement in a form approved by BSC which shall contain, among other items, a release of employment claims, restrictive covenants relating to non-competition and non-hiring of BSC employees, agreements by the Participant not to disclose confidential information or make detrimental communications, to cooperate in litigation and other proceedings and to return BSC property, a Participant who Retires under the Plan is eligible to receive the following benefits:

        A Participant who is an Executive Committee member will receive an amount equal to 2.5 months of his or her base salary, multiplied by the number of his or her Years of Service, to a maximum benefit of 36 months of base salary.

        A Participant who is a Division President will receive an amount equal to 1.5 months of his or her base salary, multiplied by the number of his or her Years of Service, to a maximum benefit of 24 months of base salary.

        Benefits are not cumulative. For example, if a Division President is serving as a member of the Executive Committee at the time of his or her Retirement, the higher Executive Committee formula will be applied. Benefits may not be received under both formulas or any average thereof. Similarly, if a person Retires more than once from BSC, in calculating the benefit due upon each such Retirement, only Years of Service accumulated since the most recent prior Retirement shall be utilized.

Section 6—Form and Timing of Benefit Payment

        The supplemental retirement benefit will be paid out in a lump sum to each eligible Participant. No annuity or other periodic or irregular partial payments will be made. Payment will be made to a retired Participant no earlier than 180 days after the actual date of Retirement. This payment will occur in the first payroll period following the 181st day, or as soon thereafter as administratively practical.

Section 7—Death-in-Service

        If a Participant would have otherwise met all of the criteria to receive a supplemental retirement benefit at the time of his or her death while actively employed at BSC, the benefit will be payable to the designated beneficiary(ies) as nominated on BSC's group term life insurance plan unless a separate beneficiary designation has been made for this Plan. In the absence of any beneficiary designation, the benefit will be paid to the Participant's estate. Payment will be made in a lump sum in cash as soon as practical after BSC has received a death certificate from the Participant's beneficiary or estate.

Section 8—No Integration with Other Retirement Benefits

        The benefits described in the Plan are not reduced, offset, or otherwise integrated with any other retirement benefits to which the Participant may be entitled. This includes, but is not limited to, benefits payable under BSC's 401(k) Plan, or US Social Security payments. Notwithstanding the foregoing, if a Participant becomes eligible to receive a benefit under this Plan, he or she shall not be eligible for any payments or benefits under any existing BSC Severance Pay Plan and/or Layoff Notification Plan.

Section 9—Plan Assets and Tax Status

        This is a non-qualified retirement plan for tax purposes. As such, Participants have no vested right in the benefits until such time as they are paid. The Plan is not externally funded or insured, and there are no individual Participant accounts maintained. For financial accounting purposes, a book reserve is made for the projected liability of this Plan; however, all amounts are unsecured and unsegregated. As such, they are subject to the claims of BSC's creditors in case of bankruptcy or other legal action.

Section 10—Loans and In-Service Withdrawals Prohibited

        No loans or other advance withdrawals of any portion of the benefits described in this Plan may be made.

Section 11—Withholding of Tax

        Payments made to a Participant pursuant to this Plan shall constitute ordinary compensation income of the Participant for federal income tax purposes. Anything to the contrary notwithstanding, all payments required to be made by BSC hereunder to a Participant, his or her estate, beneficiary or beneficiaries, or the estate of any of his or her beneficiaries shall be subject to the withholding of such amounts as BSC reasonably may determine that it is required to withhold pursuant to applicable federal, state or local law or regulation.

Section 12—Restrictive Covenants

  (a)
  During the period beginning as of the Retirement date and for twenty-four (24) months thereafter, each Participant shall not attempt to or actually hire away any individual who is or was an employee of BSC or any of its affiliates within the twelve (12) month period immediately preceding the Retirement date, assist in the hiring away of any such employee by another person or encourage any such employee to terminate his or her employment with BSC or any of its affiliates, whether directly or indirectly, unless the Chief Executive Officer of BSC or his or her designee shall have given prior written approval.

  (b)
  During the period beginning as of the Retirement date and for twenty-four (24) months thereafter, each Participant shall not directly or indirectly, without the written consent of the Chief Executive Officer of BSC or his or her designee, engage in any activity, including but not limited to any activity in the area of Participant's work responsibilities at BSC, which is competitive with BSC.

  (c)
  In the event of a breach of the provisions of this Section 12 by a Participant, such Participant shall repay to BSC all of the amounts paid under this Plan and shall be liable, moreover, for any damages which a court may determine and shall be subject to injunctive relief and any other relief which a court may award.

Section 13—Consulting Services

        At the discretion of the Chief Executive Officer of BSC, a Participant upon Retirement may be offered an opportunity to provide consulting services to BSC. Fees for consulting services shall not exceed $100,000 payable as a retainer for up to 50 days and $3,000 a day for consulting services thereafter during the first year after Retirement and $2,000 a day for consulting services during the second year after Retirement. The retainer fee will be paid in a lump sum to the eligible Participant no earlier than 180 days after the actual date of Retirement. This payment will occur in the first payroll period following the 181st day, or as soon thereafter as administratively practical. Further, any consulting arrangement shall not be structured in a manner that would cause a Participant's Retirement not to constitute a separation from service within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and any guidance promulgated thereunder.

Section 14—Administration and Modification of the Plan

        The Plan is administered by the Executive Vice President, Human Resources or person having comparable responsibilities ("Administrator") at the headquarters of The Boston Scientific Corporation, One Boston Scientific Place, Natick, Massachusetts 01760.

        The Board of Directors of The Boston Scientific Corporation reserves the right to amend, modify, change or eliminate this Plan upon notice to Participants prior to their Retirement, at the Board's sole discretion.

Section 15—Claims Procedure

  (a)
  If a Participant, Beneficiary or their authorized representative (hereinafter the "Claimant") asserts a right to a benefit under the Plan (other than a disability benefit) which has not been received, the Claimant must file a claim for such benefit with the Administrator on forms provided by the Administrator. The Administrator shall render its decision on the claim within 90 days after its receipt of the claim.

    If special circumstances apply, the 90-day period may be extended by an additional 90 days, provided that written notice of the extension is provided to the Claimant during the initial 90-day period and such notice indicates the special circumstances requiring an extension of time and the date by which the Administrator expects to render its decision on the claim.

  (b)
  If the Administrator wholly or partially denies the claim, the Administrator shall provide written notice to the Claimant within the time limitations of the immediately preceding paragraph. Such notice shall set forth:

  (i)
  the specific reasons for the denial of the claim;

  (ii)
  specific reference to pertinent provisions of the Plan on which the denial is based;

  (iii)
  a description of any additional material or information necessary to perfect the claim and an explanation of why such material or information is necessary;

  (iv)
  a description of the Plan's claims review procedures, and the time limitations applicable to such procedures; and

  (v)
  a statement of the Claimant's right to bring a civil action under Section 502(a) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") if the claim denial is appealed to the Administrator and the Administrator fully or partially denies the claim.

  (c)
  A Claimant whose application for benefits is denied may request a full and fair review of the decision denying the claim by filing, in accordance with such procedures as the Administrator may establish, a written appeal which sets forth the documents, records and other information relating to the claim within 60 days after receipt of the notice of the denial from the Administrator. In connection with such appeal and upon request by the Claimant, a Claimant may review (or receive free copies of) all documents, records or other information relevant to the Claimant's claim for benefit, all in accordance with such procedures as the Administrator may establish. If a Claimant fails to file an appeal within such 60-day period, he or she shall have no further right to appeal.

  (d)
  A decision on the appeal by the Administrator shall include a review by the Administrator that takes into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial claim determination. The Administrator shall render its decision on the appeal not later than 60 days after the receipt by the Administrator of the appeal. If special circumstances apply, the 60-day period may be extended by an additional 60 days, provided that written notice of the extension is provided to the Claimant during the initial 60-day period and such notice indicates the special circumstances requiring an extension of time and the date by which the Administrator expects to render its decision on the claim on appeal.

    If the Administrator wholly or partly denies the claim on appeal, the Administrator shall provide written notice to the Claimant within the time limitations of the immediately preceding paragraph. Such notice shall set forth:

  (i)
  the specific reasons for the denial of the claim;

  (ii)
  specific reference to pertinent provisions of the Plan on which the denial is based;

  (iii)
  a statement of the Claimant's right to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant's claim for benefits; and

  (iv)
  a statement of the Claimant's right to bring a civil action under Section 502(a) of ERISA.

        The claims procedures described above shall be administered in accordance with Section 503 of ERISA and guidance issued thereunder. Any written notice required to be given to the Claimant may, at the option of the Administrator and in accordance with guidance issued under Section 503 of ERISA, be provided electronically.

        Executed and established on this            day of November, 2005.

By:	Paul W. Sandman, a duly authorized Officer of Boston Scientific Corporation

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  Exhibit 10.54